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Avista Corp. Reports Financial Results for First Quarter 2017 and Confirms 2017 Earnings Guidance

SPOKANE, Wash. – May 3, 2017, 4:05 a.m. PDT: Avista Corp. (NYSE: AVA) today reported net income attributable to Avista Corp. shareholders of $62.1 million, or $0.96 per diluted share for the first quarter of 2017, compared to $57.6 million, or $0.92 per diluted share for the first quarter of 2016.

"We are off to a good start in 2017, with consolidated earnings above our expectations. Our higher earnings in the first quarter were mainly from increased hydroelectric generation, which put us in a benefit position in the Energy Recovery Mechanism (ERM) in Washington, and lower than expected operating expenses," said Scott Morris, chairman, president and chief executive officer of Avista Corp.

"Alaska Electric Light and Power Company (AEL&P) had a solid first quarter with earnings slightly above our expectations primarily due to increased electric loads from colder than normal weather.

"Our focus for 2017 continues to be on regulatory matters. During the first quarter, we had constructive meetings with members of the Washington Utilities and Transportation Commission regarding our continued investment in our utility infrastructure and expectations for future general rate case filings. We intend to address their concerns by filing a general rate case with three-year rate plans for electric and natural gas in the second quarter. We also plan to file a separate request to update Washington power supply costs, requesting approximately a $15 million revenue increase. We are requesting that the power supply update become effective in the third quarter of this year in order to begin recovering our power supply costs for 2017 under normal operating conditions.

"In Idaho, we intend to file electric and natural gas general rate cases during the second quarter. In Oregon, we have reached a settlement in principle to our 2016 general rate case. A settlement agreement will be filed with the Oregon Public Utilities Commission in the next few weeks.

"Based on our earnings for the first quarter of 2017 and our expectations for the remainder of the year, we are confirming our earnings guidance range," Morris said.

Summary Results: Avista Corp.’s results for the first quarter of 2017 as compared to the same period in 2016 are presented in the table below (dollars in thousands, except per-share data):

	First Quarter
	2017	2016
Net Income (Loss) by Business Segment:
Avista Utilities	$58,439	$54,987
Alaska Electric Light and Power Company (AEL&P)	3,853	2,961
Other	(176)	(299)
Total net income attributable to Avista Corp. shareholders	$62,116	$57,649

Earnings (Loss) per Diluted Share by Business Segment:
Avista Utilities	$0.90	$0.88
AEL&P	0.06	0.05
Other	—	(0.01)
Total earnings per diluted share attributable to Avista Corp. shareholders	$0.96	$0.92

The table below presents the change in net income attributable to Avista Corp. shareholders and diluted earnings per share for the first quarter of 2017 as compared to the same period in 2016, as well as the various factors that caused such change (dollars in thousands, except per-share data):

	First Quarter
	Net Income (a)	Earnings per Share
2016 consolidated earnings	$57,649	$0.92

Changes in net income and diluted earnings per share:
Avista Utilities
Electric gross margin (including intracompany) (b)	2,781	0.04
Natural gas gross margin (including intracompany) (c)	4,626	0.07
Other operating expenses (d)	978	0.02
Depreciation and amortization (e)	(1,691)	(0.03)
Interest expense (f)	(1,435)	(0.02)
Other (g)	(1,588)	(0.03)
Effective income tax rate	(219)	—
Dilution on earnings	n/a	(0.03)
Total Avista Utilities	3,452	0.02

AEL&P earnings (h)	892	0.01
Other businesses earnings	123	0.01

2017 consolidated earnings	$62,116	$0.96
Analysis of 2017 Consolidated Earnings

(a)	The tax impact of each line item was calculated using Avista Corp.'s statutory tax rate (federal and state combined) of 36.69 percent.

(b)	Electric gross margin (operating revenues less resource costs) increased for the first quarter primarily due to the following:

•	An increase in retail electric rates due to a general rate increase in Idaho;

•
An increase in retail electric revenues compared to the prior year resulting from customer growth and an increase in non-decoupled electric revenues (industrial and public highway and street lighting);

•	Recognition of decoupling revenue from prior years that had not met revenue recognition criteria until the current year; and

•
A decrease in electric resource costs primarily due to a decrease in fuel for generation, which resulted from a decrease in thermal generation and an increase in hydroelectric generation. For the first quarter of 2017, we had a $4.1 million pre-tax benefit under the ERM in Washington, compared to a $4.4 million pre-tax benefit for the first quarter of 2016.

(c)	Natural gas gross margin (operating revenues less resource costs) increased for the first quarter primarily due to the following:

•	General rate increase in Oregon;

•	An increase in retail natural gas revenues compared to the prior year resulting from customer growth; and

•	Recognition of decoupling revenue from prior years that had not met revenue recognition criteria until the current year.

(d)
Other operating expenses for the first quarter 2017 decreased as a result of a decrease in electric transmission and distribution operating and maintenance costs and natural gas distribution maintenance costs.

(e)	Depreciation and amortization increased for the first quarter 2017 due to additions to utility plant.

(f)	Interest expense increased due to additional outstanding debt during 2017 as compared to 2016 and partially due to an increase in the overall interest rate.

(g)
Other for the first quarter 2017 increased primarily due to an increase in utility taxes other than income taxes. The increase in utility taxes other than income taxes was primarily due to revenue related taxes and was consistent with the increase in utility revenues.

(h)
AEL&P earnings increased for the first quarter 2017 primarily as a result of an increase in electric gross margin (due to an interim general rate increase and higher electric loads due to colder weather), partially offset by an increase in operating expenses.

Non-Generally Accepted Accounting Principles (Non-GAAP) Financial Measures
The tables above and below include electric gross margin and natural gas gross margin, two financial measures that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included (or excluded) in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP). The presentation of electric gross margin and natural gas gross margin for Avista Utilities is intended to supplement an understanding of Avista Utilities' operating performance. We use these measures to determine whether the appropriate amount of revenue is being collected from customers to allow for the recovery of energy resource costs and operating costs, as well as to analyze how changes in loads (due to weather, economic or other conditions), rates, supply costs and other factors impact our results of operations. We present electric and natural gas gross margin separately since each business has different cost sources, cost recovery mechanisms and jurisdictions. These measures are not intended to replace income from operations as determined in accordance with GAAP as an indicator of operating performance. The calculations of electric and natural gas gross margins are presented below.

The following table presents Avista Utilities' operating revenues, resource costs and resulting gross margin (pre-tax and after-tax) for the three months ended March 31 (dollars in thousands):

	Operating Revenues	Resource Costs	Gross Margin (Pre-Tax)	Income Taxes (a)	Gross Margin (Net of Tax)
For the three months ended March 31, 2017:
Electric	$263,718	$90,875	$172,843	$63,416	$109,427
Natural Gas	170,212	90,287	79,925	29,325	50,600
Less: Intracompany	(18,549)	(18,549)	—	—	—
Total	$415,381	$162,613	$252,768	$92,741	$160,027
For the three months ended March 31, 2016:
Electric	$262,802	$94,351	$168,451	$61,805	$106,646
Natural Gas	155,410	82,792	72,618	26,644	45,974
Less: Intracompany	(18,065)	(18,065)	—	—	—
Total	$400,147	$159,078	$241,069	$88,449	$152,620

(a)	Income taxes were calculated using Avista Corp.'s statutory tax rate (federal and state combined) of 36.69 percent.

Liquidity and Capital Resources

We have a $400.0 million committed line of credit that expires in April 2021. As of March 31, 2017, we had $252.9 million of available liquidity under this line of credit. We also had $25.0 million of available liquidity under AEL&P's committed line of credit that expires in November 2019.
In the second half of 2017, we expect to issue up to $110.0 million of long-term debt and up to $70.0 million of common stock in order to fund planned capital expenditures and maintain an appropriate capital structure. We have 2.2 million shares remaining to be issued under our sales agency agreements, which were entered into during March 2016.

Avista Utilities' capital expenditures were $85.4 million for the three months ended March 31, 2017, and we expect Avista Utilities' capital expenditures to total about $405.0 million in 2017. AEL&P's capital expenditures were $1.4 million for the three months ended March 31, 2017, and we expect AEL&P's capital expenditures to total about $7.0 million in 2017.

2017 Earnings Guidance and Outlook

Avista Corp. is confirming its 2017 guidance for consolidated earnings to be in the range of $1.80 to $2.00 per diluted share.

We expect Avista Utilities to contribute in the range of $1.71 to $1.85 per diluted share for 2017. The midpoint of Avista Utilities' guidance range included $0.07 of expense under the ERM, which is within the 90 percent customers/10 percent shareholders sharing band. Our current expectation for the ERM is an expense position within the 50 percent customers/50 percent shareholders sharing band, which is an improvement of $0.01 to $0.02 per diluted share from our original guidance. Our outlook for Avista Utilities assumes, among other variables, normal precipitation and temperatures and slightly higher than normal hydroelectric generation for the remainder of the year.

Our 2017 Avista Utilities earnings guidance range continues to encompass unrecovered structural costs estimated to reduce the return on equity by 70 to 90 basis points. In addition, our 2017 guidance range includes regulatory timing lag directly associated with the Washington jurisdiction and resulting from the 2016 order estimated to reduce the return on equity by 100 to 120 basis points. This results in an expected return on equity range for Avista Utilities of 7.4 percent to 7.8 percent in 2017. We will continue to strive to reduce this timing lag and more closely align our earned returns with those authorized by the 2019-2020 time period.

For 2017, we expect AEL&P to contribute in the range of $0.10 to $0.14 per diluted share. Our outlook for AEL&P assumes, among other variables, normal precipitation and hydroelectric generation for the remainder of the year.

We expect the other businesses to be between a loss of $0.01 and a gain of $0.01 per diluted share, which includes costs associated with exploring strategic opportunities.

Our guidance generally includes only normal operating conditions and does not include unusual items such as settlement transactions or acquisitions/dispositions until the effects are known and certain. Our guidance also does not include any amounts related to our potential power supply update request for 2017.

NOTE: We will host a conference call with financial analysts and investors on May 3, 2017, at 10:30 a.m. EDT to discuss this news release. The call will be available at (888) 771-4371, Confirmation number: 44731143. A simultaneous webcast of the call will be available on our website, www.avistacorp.com. A replay of the conference call will be available through May 10, 2017. Call (888) 843-7419, confirmation number 44731143#, to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 379,000 customers and natural gas to 342,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.6 million. AERC is an Avista subsidiary that, through its subsidiary AEL&P, provides retail electric service to 16,000 customers in the city and borough of Juneau, Alaska. Our stock is traded under the ticker symbol “AVA”. For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions (temperatures, precipitation levels and wind patterns), which affect both energy demand and electric generating capability, including the effect of precipitation and temperature on hydroelectric resources, the effect of wind patterns on wind-generated power, weather-sensitive customer demand, and similar effects on supply and demand in the wholesale energy markets; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions and the global economy; changes in interest rates that affect borrowing costs, our ability to effectively hedge interest rates for anticipated debt issuances, variable interest rate borrowing and the extent to which we recover interest costs through retail rates collected from customers; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension and other postretirement benefit plans, which can affect future funding obligations, pension and other postretirement benefit expense and the related liabilities; deterioration in the creditworthiness of our customers; the outcome of legal proceedings and other contingencies; economic conditions in our service areas, including the economy's effects on customer demand for utility services; declining energy demand related to customer energy efficiency and/or conservation measures; changes in the long-term global and our utilities' service area climates, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; state and federal regulatory decisions or related judicial decisions that affect our ability to recover costs and earn a reasonable return including, but not limited to, disallowance or delay in the recovery of capital investments, operating costs and commodity costs and discretion over allowed return on investment; possibility that our integrated resource plans for electric and natural gas will not be acknowledged by the state commissions; volatility and illiquidity in wholesale energy markets, including the availability of willing buyers and sellers, changes in wholesale energy prices that can affect operating income, cash requirements to purchase electricity and natural gas, value received for wholesale sales, collateral required of us by counterparties in wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; default or nonperformance on the part of any parties from whom we purchase and/or sell capacity or energy; potential environmental regulations affecting our ability to utilize or resulting in the obsolescence of our power supply resources; severe weather or natural disasters, including, but not limited to, avalanches, wind storms, wildfires, earthquakes, snow and ice storms, that can disrupt energy generation, transmission and distribution, as well as the availability and costs of materials, equipment, supplies and support services; explosions, fires, accidents, mechanical breakdowns or other incidents that may impair assets and may disrupt operations of any of our generation facilities, transmission, and electric and natural gas distribution systems or other operations and may require us to purchase replacement power; wildfires caused by our electric transmission or distribution systems that may result in public injuries or property damage; public injuries or damage arising from or allegedly arising from our operations; blackouts or disruptions of interconnected transmission systems (the regional power grid); terrorist attacks, cyber attacks or other malicious acts that may disrupt or cause damage to our utility assets or to the national or regional economy in general, including any effects of terrorism, cyber attacks or vandalism that damage or disrupt information technology systems; work force issues, including changes in collective bargaining unit agreements, strikes, work stoppages, the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; increasing costs of insurance, more restrictive coverage terms and our ability to obtain insurance; delays or changes in construction costs, and/or our ability to obtain required permits and materials for present or prospective facilities; increasing health care costs and cost of health insurance provided to our employees and retirees; third party construction of buildings, billboard signs, towers or other structures within our rights of way, or placement of fuel receptacles within close proximity to our transformers or other equipment, including overbuild atop natural gas distribution lines; the loss of key suppliers for materials or services or disruptions to the supply chain; adverse impacts to our Alaska operations that could result from an extended outage of its hydroelectric generating resources or their inability to deliver energy, due to their lack of interconnectivity to any other electrical grids and the extensive cost of replacement power (diesel); changing river regulation at hydroelectric facilities not owned by us, which could impact our hydroelectric facilities downstream; compliance with extensive federal, state and local legislation and regulation, including numerous environmental, health, safety, infrastructure protection, reliability and other laws and regulations that affect our operations and costs; the ability to comply with the terms of the licenses and permits for our hydroelectric or thermal generating facilities at cost-effective levels; cyber attacks on us or our vendors or other potential lapses that result in unauthorized disclosure of private information, which could result in liabilities against us, costs to investigate, remediate and defend, and damage to our reputation; disruption to or breakdowns of information systems, automated controls and other technologies that we rely on for our operations, communications and customer service; changes in costs that impede our ability to effectively implement new information technology systems or to operate and maintain current production technology; changes in technologies, possibly making some of the current technology we utilize obsolete or the introduction of new technology that may create new cyber security risk; insufficient technology skills, which could lead to the inability to develop, modify or maintain our information systems; growth or decline of our customer base and the extent to which new uses for our services may materialize or existing uses may decline, including, but not limited to, the effect of the trend toward distributed generation at customer sites; the potential effects of negative publicity regarding business practices, whether true or not, which could result in litigation or a decline in our common stock price; changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses and the extent of our business development efforts where potential future business is uncertain; non-regulated activities may increase earnings volatility; changes in environmental laws, regulations, decisions and policies, including present and potential environmental remediation costs and our compliance with these matters; the potential effects of legislation or administrative rulemaking at the federal, state or local levels, including possible effects on our generating resources of restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; political pressures or regulatory practices that could constrain or place additional cost burdens on our distribution systems through accelerated adoption of distributed generation or electric-powered transportation or on our energy supply sources, such as campaigns to halt coal-fired power generation and opposition to other thermal generation, wind turbines or hydroelectric facilities; wholesale and retail competition including alternative energy sources, growth in customer-owned power resource technologies that displace utility-supplied energy or that may be sold back to the utility, and alternative energy suppliers and delivery arrangements; failure to identify changes in legislation, taxation and regulatory issues which are detrimental or beneficial to our overall business; policy and/or legislative changes resulting from the new presidential administration in various regulated areas, including, but not limited to, potential tax reform, environmental regulation and healthcare regulations; and the risk of municipalization in any of our service territories.

For a further discussion of these factors and other important factors, please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New risks, uncertainties and other factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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Issued by: Avista Corporation

AVISTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in Thousands except Per Share Amounts)

	First Quarter
	2017	2016
Operating revenues	$436,470	$418,173
Operating expenses:
Utility resource costs	165,586	161,719
Other operating expenses	80,663	81,604
Depreciation and amortization	42,173	39,380
Utility taxes other than income taxes	32,662	29,385
Total operating expenses	321,084	312,088
Income from operations	115,386	106,085
Interest expense, net of capitalized interest	23,006	20,497
Other income - net	(3,101)	(2,422)
Income before income taxes	95,481	88,010
Income tax expense	33,344	30,345
Net income	62,137	57,665
Net income attributable to noncontrolling interests	(21)	(16)
Net income attributable to Avista Corp. shareholders	$62,116	$57,649
Weighted-average common shares outstanding (thousands), basic	64,362	62,605
Weighted-average common shares outstanding (thousands), diluted	64,469	62,907

Earnings per common share attributable to Avista Corp. shareholders:
Basic	$0.97	$0.92
Diluted	$0.96	$0.92
Dividends declared per common share	$0.3575	$0.3425
Issued May 3, 2017

AVISTA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)
	March 31,	December 31,
	2017	2016
Assets
Cash and cash equivalents	$26,179	$8,507
Accounts and notes receivable	179,403	180,265
Other current assets	151,710	162,569
Total net utility property	4,168,603	4,147,500
Other non-current assets	145,744	141,443
Regulatory assets for deferred income taxes	117,923	109,853
Regulatory assets for pensions and other postretirement benefits	237,104	240,114
Regulatory asset for interest rate swaps	155,027	161,508
Other regulatory assets	152,602	152,670
Other deferred charges	6,064	5,326
Total Assets	$5,340,359	$5,309,755
Liabilities and Equity
Accounts payable	$72,354	$115,545
Current portion of long-term debt and capital leases	3,317	3,287
Short-term borrowings	105,000	120,000
Other current liabilities	186,154	168,696
Long-term debt and capital leases	1,678,113	1,678,717
Long-term debt to affiliated trusts	51,547	51,547
Regulatory liability for utility plant retirement costs	276,533	273,983
Pensions and other postretirement benefits	223,304	226,552
Deferred income taxes	866,861	840,928
Non-current unsettled interest rate swap derivative liabilities	23,143	28,705
Other non-current liabilities, regulatory liabilities and deferred credits	168,587	153,319
Total Liabilities	3,654,913	3,661,279
Equity
Avista Corporation Shareholders' Equity:
Common stock (64,386,152 and 64,187,934 outstanding shares)	1,073,098	1,075,281
Retained earnings and accumulated other comprehensive loss	612,578	573,446
Total Avista Corporation Shareholders' Equity	1,685,676	1,648,727
Noncontrolling interests	(230)	(251)
Total Equity	1,685,446	1,648,476
Total Liabilities and Equity	$5,340,359	$5,309,755
Issued May 3, 2017